EXHIBIT 99.7

Healthcare AI Acquisition Corp.

190 Elgin Avenue, George Town

Grant Cayman KY1-9008

Cayman Islands

Attention: The Board of Directors

Date: March 5, 2025

Re: Healthcare AI Acquisition Corp. ‘s Registration Statement on Form F-4

Dear Sirs or Madams:

We, Jinshi Capital Company Limited, hereby consent to the filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form F-4 (the “F-4”), and any amendments thereto, of Healthcare AI Acquisition Corp. (the “Company”), and any related proxy statements/prospectuses of (i) our name and all references thereto, (ii) the inclusion of information, data and statements from our financial due diligence report and amendments thereto (collectively, the “Jinshi Report”), and any subsequent amendments to the Jinshi Report, as well as the citation of our reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, on the websites of the Company and affiliates or in other publicity materials, in institutional and retail road shows and other activities. We also hereby consent to the filing of this letter as an exhibit to the F-4.

We further consent to the reference to our firm, under the caption “PROPOSAL 1- THE BUSINESS COMBINATION PROPOSAL” in the F-4, as acting in the capacity of an independent investment firm, regarding the summary of findings, in relation to the FDD Report and the matters discussed therein.

Very truly yours,

/s/ Jinshi Capital Company Limited

JINSHI CAPITAL COMPANY LIMITED